Exhibit 99.1

ARIAD Announces That Iclusig™ (Ponatinib) Receives Positive CHMP Opinion for Approval in the European Union

CAMBRIDGE, Mass. & LAUSANNE, Switzerland--(BUSINESS WIRE)--March 22, 2013--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced that the Committee for Human Medicinal Products (CHMP) of the European Medicines Agency (EMA) has adopted a positive opinion on the marketing authorization application for Iclusig™ (ponatinib) for two indications:

  The treatment of adult patients with chronic phase, accelerated phase or blast phase chronic myeloid leukaemia (CML) who are resistant to dasatinib or nilotinib; who are intolerant to dasatinib or nilotinib and for whom subsequent treatment with imatinib is not clinically appropriate; or who have the T315I mutation, or
  The treatment of adult patients with Philadelphia-chromosome positive acute lymphoblastic leukaemia (Ph+ ALL) who are resistant to dasatinib; who are intolerant to dasatinib and for whom subsequent treatment with imatinib is not clinically appropriate; or who have the T315I mutation.

“The positive recommendation by the CHMP of Iclusig for use in CML and Ph+ALL provides a broad indication statement for Iclusig in resistant and intolerant patients with Philadelphia positive leukaemias, including many patients who have failed only one prior tyrosine kinase inhibitor,” stated Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “We appreciate the substantial efforts of the CHMP in reaching this positive opinion so rapidly as a consequence of Iclusig’s accelerated assessment designation, and we look forward to the anticipated marketing authorization by the European Commission around mid-2013.”

Although Iclusig was studied in Ph+ ALL patients who were resistant or intolerant to dasatinib or nilotinib, nilotinib is not approved for the treatment of Ph+ ALL.

The CHMP granted ARIAD accelerated assessment for its review of the Iclusig marketing authorization application last summer. Accelerated assessment was introduced by the European Union in 2005. Its aim is to help speed access for patients to new medicines of major public-health interest. Companies can request accelerated assessment provided they are able to demonstrate that their product responds to an unmet medical need and is expected to have a major impact on medical practice.

The CHMP is a scientific committee composed of representatives from the 27-member states of the European Union (EU), and Iceland and Norway. The CHMP reviews medical product applications on their scientific and clinical merit and provides advice to the European Commission, which has the authority to approve medicines for the European Union.

CML is a cancer of the white blood cells that is diagnosed in approximately 7,000 patients each year in Europe[1]. CML and Ph+ ALL patients treated with tyrosine kinase inhibitors (TKIs) can develop resistance or intolerance over time to these therapies. Iclusig is a targeted cancer medicine discovered and developed at ARIAD. It was designed by ARIAD scientists using ARIAD’s platform of computational chemistry and structure-based drug design to inhibit BCR-ABL, including drug-resistant mutants that arise during treatment. Iclusig is the only TKI that has received a positive opinion from the CHMP for an indication that includes CML and Ph+ ALL patients with the T315Imutation.

About CML and Ph+ ALL

CML is characterized by an excessive and unregulated production of white blood cells by the bone marrow due to a genetic abnormality that produces the BCR-ABL protein. After a chronic phase of production of too many white blood cells, CML typically evolves to the more aggressive phases referred to as accelerated phase and blast crisis. Ph+ ALL is a subtype of acute lymphoblastic leukaemia that carries the Ph+ chromosome that produces BCR-ABL. It has a more aggressive course than CML and is often treated with a combination of chemotherapy and tyrosine kinase inhibitors. The BCR-ABL protein is expressed in both of these diseases.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, updates on regulatory developments in Europe. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, our ability to successfully launch, commercialize and generate profits from sales of Iclusig; competition from alternative therapies, our ability to obtain approval for Iclusig outside of the United States and in additional indications; our reliance on third-party manufacturers, and on specialty pharmacies for the distribution of Iclusig; preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies; the costs associated with our research, development, manufacturing and other activities; the conduct and results of preclinical and clinical studies of our product candidates; difficulties or delays in obtaining regulatory approvals to market products; the adequacy of our capital resources and the availability of additional funding; patent protection and third-party intellectual property claims; our failure to comply with extensive regulatory requirements; the occurrence of serious adverse events in patients being treated with Iclusig or our product candidates; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

Reference:

1. Rohrbacher M, Hasford J. Epidemiology of chronic myeloid leukaemia (CML). Best Pract Res Clin Haematol. 2009 Sep;22(3):295-302. Based on current estimate of population of Europe (738,199,000 in 2010).

CONTACT:
For Investors
ARIAD Pharmaceuticals, Inc.
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com

or

For U.S. Media
ARIAD Pharmaceuticals, Inc.
Liza Heapes, 617-621-2315
liza.heapes@ariad.com

or

For EU Media
Heather Grant, +44 (0) 207 632 1873
hgrant@biosector2.co.uk